Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 21st day of February, 2018, by and between OLD DOMINION ELECTRIC COOPERATIVE, a utility aggregation cooperative organized under the laws of the Commonwealth of Virginia (the “Employer”), and Marcus M. Harris (the “Executive”).

In consideration of the mutual covenants contained herein, Employer and Executive agree as follows:

1.Employment.  Employer agrees to employ Executive, and Executive agrees to employment by Employer on the terms and conditions hereinafter set forth.

2.Capacity.  Executive shall serve Employer as President and Chief Executive Officer of Employer and may serve as an officer of other entities owned in whole or in part by the Employer, with such powers and duties as may be set forth in the bylaws or as otherwise prescribed from time to time by Employer, which duties shall include, without limitation, strategic and long range planning for, and oversight of the day-to-day operations of Employer.  Executive’s continued employment with Employer is conditioned upon performance and results as set forth herein.

3.Effective Date and Term.  The commencement date of this Agreement shall be as of April 2, 2018 (the “Commencement Date”).  Subject to the provisions of Section 6, the term of Executive’s employment hereunder shall be two (2) years from the Commencement date, and shall be automatically extended for an additional one (1) year period unless either the Executive or the Employer gives written notice 30 days prior to the Expiration Date of such party’s election not to extend the terms of this Agreement (the “Term”).  The last day of the Term is herein sometimes referred to as the “Expiration Date.”

4.Compensation and Benefits.  The regular compensation and benefits payment to Executive under this Agreement shall be as follows:

(a)Salary.  For all services rendered by Executive under this Agreement Employer shall pay Executive a salary at the rate of $630,500.00 per year.  Executive’s salary shall be payable bi-weekly in accordance with Employer’s usual practice for its officers.  Performance reviews shall be conducted every calendar year.  Salary adjustments shall be considered at each year end and shall be awarded at the discretion of the Board of Directors of Employer.

(b)Regular Benefits.  Executive shall be entitled to participate in all benefit plans available to employees of Employer, such plans are more specifically outlined in the Employee Benefits Package (a copy of which has been provided to Executive), including medical insurance, basic life insurance, long-term disability, retirement and security plans, savings plans (401K), business travel accident insurance, exercise club privileges, and other benefit plans that may from time to time be approved or in effect for senior executives of Employer.  Such participation shall be subject to (i) the terms of the applicable plan documents,

(ii) generally applicable policies of Employer and (iii) the discretion of the Board of Directors of Employer or the administrative or other committee provided for in or contemplated by such plan.  Such benefits shall be subject to review, alteration and/or cancellation in the discretion of the Board of Directors of Employer, in accordance with the usual practice of Employer with respect to review of benefits for its officers.

(c)Bonus Availability.  Executive may be eligible for an annual bonus based on the criteria established by the Board which shall be determined on an annual basis.  Such bonus shall be at the discretion of the Board of Directors.

(d)Business Expenses.  Employer shall reimburse Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities subject to such reasonable requirements with respect to substantiation and documentation as may be specified by Employer.

(e)Vacation and Sick Leave.  Executive shall be entitled to five (5) weeks of vacation during each calendar year.  Executive’s sick leave accrual shall follow the standard sick leave policy.

(f)Automobile.  Employer shall provide Executive, for his personal use, a company vehicle at a price not to exceed $50,000.00.  “Personal use” excludes all non-business use by individuals other than Executive except in the case of an emergency.  Such personal use of the vehicle shall be permitted in and around the greater Richmond area.  Executive shall be responsible for paying the tax on income attributable to the provision of such vehicle.

(g)Deferred Compensation.  Employer will provide for the payment of supplemental nonqualified deferred compensation at the discretion of the Board of Directors in an amount within the statutory maximums permitted under Section 457 of the Internal Revenue Code.  Benefits shall be payable upon retirement or other termination of employment, and they shall be fully funded and earmarked for payment using a Rabbi Trust.

5.Extent of Service.  During his employment hereunder, Executive shall, subject to the discretion and supervision of the Board of Directors of Employer, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of Employer’s interest and to the discharge of his duties and responsibilities hereunder.  He shall not engage in any other business activity, except as may be approved by the Board of Directors of Employer.  “Business activity” shall not include Executive’s investment or ownership in publicly held corporations or entities whose securities are tracked on recognized national or regional stock exchanges; provided such investment or ownership is at all times during the term of this agreement less than 5% of the outstanding shares of said corporation or entity.

6.Termination and Termination Benefits.  Notwithstanding the provisions of Section 3, Executive’s employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

(a)Death.  In the event of Executive’s death during Executive’s employment hereunder, Executive’s employment shall terminate on the date of his death without further liability on the part of the Employer under this Agreement.

(b)Termination by Employer for Cause.  Executive’s employment hereunder may be terminated without further liability on the part of Employer effective immediately by a majority vote of the Board of Directors for cause by written notice to Executive setting forth in reasonable detail the nature of such Cause.  Only the following shall constitute “Cause” for such termination:

(i)gross incompetence, insubordination, gross negligence, willful misconduct in office or breach of a material fiduciary duty, which includes a breach of confidentiality as defined in Section 8(b), owed to Employer or any subsidiary or affiliate thereof;

(ii)conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against Employer or any subsidiary or affiliate thereof;

(iii)Executive’s material failure to perform a substantial portion of his duties and responsibilities hereunder; but only after Employer provides Executive written notice of such failure and gives him thirty (30) days to remedy the situation, or such failures reoccur after such written notice and an opportunity to cure has been provided;

(iv)deliberate dishonesty of Executive with respect to Employer or any subsidiary or affiliate thereof; and

(v)a violation of one of Employer’s written policies which is not cured, if curable, within thirty (30) days after written notice is delivered to Executive or such violation reoccurs after such written notice and an opportunity to cure has been provided.

(c)Termination by Executive.  Executive may terminate his employment hereunder with or without Good Reason (as defined below) by written notice to the Board of Directors of Employer effective 60 days after receipt of such notice by the Board of Directors.  In the event that Executive terminates his employment hereunder for Good Reason, Executive shall be entitled to the salary specified in Section 6(e).  Executive shall not be required to render any further services to Employer.  Upon termination of employment by Executive without Good Reason, Executive shall be entitled to no further compensation under this Agreement.  “Good Reason” shall be the failure by Employer to comply with the provisions of Section 4(a) or material breach by Employer of any other provision of this Agreement, which failure or breach shall continue for more than 30 days after the date on which the Board of Directors of Employer receive such notice.

(d)Termination by Employer Without Cause.  Executive’s employment with Employer may be terminated without Cause by a majority of the Board of Directors of Employer, effective immediately upon delivery of written notice of such termination to Executive.

(e)Certain Termination Payments.  In the event of termination of Executive’s employment hereunder by Employer without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)During the Term, Employer shall continue to pay Executive for a one-year period immediately following the date of termination, salary at the rate in effect on the date of termination.  Payment of such salary shall be made on the same periodic date as salary payments would have been made to Executive had he not been terminated.  Other than such salary, no other benefits will accrue or be paid during this period except that Employer shall also pay the premiums for medical insurance to Executive for this one-year period on the same basis as if Executive were still employed, except that Employer’s obligation to pay the premiums for such medical insurance shall cease if Executive becomes eligible for such coverage by virtue of his employment with another company or entity.

(ii)In the event that Executive becomes employed in any capacity during the one-year period immediately following the date of termination, Employer’s obligation to pay Executive’s salary pursuant to Section 6(e)(i) herein shall be reduced by the amount of Executive’s compensation at his new employer.

(f)Compliance with Covenants; Release; Resignations.  Any payments or benefits made or provided pursuant to Section 6(e) hereof are subject to the following:

(i)Executive’s compliance with the provisions of Section 8 hereof;

(ii)on behalf of the Executive and his estate, heirs and representatives, the execution by Executive of a release in form and substance reasonably satisfactory to the Employer and its legal counsel releasing the Employer, its member cooperatives, their affiliates and each of the Employer’s and member cooperative’s respective officers, directors, employees, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to this Agreement (other than claims to enforce the provisions of Section 6, and claims for earned vested amounts under any employee benefit plan and other claims that cannot by law be waived); and

(iii)Executive’s delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer and its affiliates.

(g)Litigation and Regulatory Cooperation.  Executive shall cooperate fully with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer that relate to events or occurrences that transpired while Executive was employed by Employer.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer at mutually convenient times.  Executive shall also cooperate fully with Employer in connection with any examination or review of any federal or state regulatory authority as any such examination or review relates to events or occurrences that transpired when Executive was employed by Employer.  If such cooperation is required after Executive ceases to be employed by Employer, Employer shall pay Executive for such cooperation at a fee of two hundred dollars ($200.00) per hour, payable monthly in arrears, and will reimburse Executive for any reasonable out-of-pocket expenses incurred in connection therewith.

7.Disability.  If, due to physical or mental illness, Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, which disability lasts for more than an uninterrupted period of at least 180 days or a total of at least 240 days in any calendar year (as determined by the opinion of an independent physician selected by the Board of Directors of the Company), Employer, acting through its Board of Directors, may designate another executive to act in his place without further liability under this Agreement except for those benefits offered Executive pursuant to any long-term disability plans of Employer.

8.Noncompetition and Confidential Information.

(a)Noncompetition.  During a period of one year following the date of termination of Executive’s employment with Employer occasioned by a failure to extend employment beyond the Expiration Date or termination by Employer for Cause pursuant to Section 6(b) hereof, or by Executive in the event that such termination is not for Good Reason, Executive will not directly or indirectly, whether as owner, partner, member, shareholder, officer, director, manager, consultant, agent, employee, co-venturer, or otherwise, or through any Person (as defined in Section 10), compete by serving another electric utility which is a member of the PJM Interconnection in the same or similar capacity as he serves Employer under this Agreement; nor will he attempt to hire any employee of Employer, assist in such hiring by any other Person, or solicit or encourage any customer of Employer to terminate its relationship with Employer or to conduct with any other Person any business or activity that such customer conducts with Employer.

(b)Confidential Information.  Executive agrees and acknowledges that, by reason of his employment by and service to Employer, he will have access to confidential information of Employer (and its affiliates, vendors, customers, and others having business dealings with it) including, without limitation, information and knowledge pertaining to products, sales and profit figures, customer and client lists and information related to relationships between Employer and its affiliates, customers, vendors, and others having business dealings with it (collectively, the “Confidential Information”).  Executive acknowledges that the Confidential Information is a valuable and unique asset of Employer (and its affiliates, vendors, customers, and others having business dealings with it) and covenants that, both during and after the term of his employment by Employer, he will not disclose any Confidential Information to any person or use any Confidential Information (except as his duties as an employee of Employer may require) without the prior written authorization of the Board of Directors of Employer.  Executive further agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, program listings or other written, photographic, or other tangible materials containing Confidential Information, whether created by Executive or others, that shall come into his custody or possession, shall be delivered to Employer, upon the earlier of (i) a request by employer or (ii) termination of Executive’s employment.  After such delivery, Executive shall not retain any such records or copies thereof or any such tangible property.  The obligation of confidentiality imposed by this Section shall not apply to information that is required by law, regulation or judicial or governmental authorities to be disclosed or that otherwise becomes part of the public domain by means other than Executive’s non-observance of his obligations hereunder.

(c)Rights and Remedies Upon Breach.  If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 8 herein (collectively, the “Restrictive Covenants”), Employer shall have the following rights and remedies, each of which shall be independent of the other and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

(i)Specific Performance.  Executive recognizes and agrees that the violation of the Restrictive Covenants may not be reasonably or adequately compensated in damages and that, in addition to any other relief to which Employer may be entitled by reason of such violation, it shall also be entitled to injunctive and equitable relief and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection herewith.  If any dispute arises with respect to this Section 8, without limiting in any way any other rights or remedies to which Employer may be entitled, Executive agrees that the Restrictive Covenants shall be enforceable by a decree of specific performance.

(ii)Accounting.  Employer shall have the right and remedy to require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay overall such Benefits to the Company.

(d)Severability of Covenants.  If any of the Restrictive Covenants, or any part thereof, or any of the other provisions of this Section 8 are held by a court of competent jurisdiction or any other governmental authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants or such other provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to Employer, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(e)Definition and Survival.  For purposes of this Section 8 only, the term “Employer” shall mean Old Dominion Electric Cooperative and any of its subsidiaries and/or affiliates.  All provisions of this Section 8 shall survive termination of this Agreement.

9.Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or by which he is bound, and that he is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

10.Definition of “Person”.  For all purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

11.Withholding.  All payments made by Employer under this Agreement shall be net of any tax or other amounts required to be withheld by Employer under applicable law.

12.Assignment; Successors and Assigns, etc.  Neither Employer nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that Employer may assign its rights under this Agreement without the consent of Executive in the event that Employer shall hereafter effect a reorganization, consolidate with or merge into any other Person (as defined in section 10), or transfer all or substantially all of its properties or assets to any other Person.  This Agreement shall inure to the benefit of and be binding upon Employer and Executive, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of Executive’s death prior to the completion by Employer of all payments due him under this Agreement, Employer shall continue such payments to Executive’s beneficiary designated in writing to Employer prior to his death (or to his estate, if he fails to make such designation).

13.Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to Executive at the last address Executive has filed in writing with Employer or, in the case of Employer, at the main offices of Employer, to the attention of the Board of Directors.

16.Amendment.  This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of Employer.

17.Governing Law.  This is a Virginia contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to its conflict of laws provisions.

18Arbitration.  Except as otherwise provided in Section 8(c) of this Agreement, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in Richmond, Virginia in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The board of arbitrators shall consist of one arbitrator to be appointed by the Employer, one by the Executive, and one by the two arbitrators so chosen.  The cost of arbitration shall be allocated between the parties as determined by the arbitrators.

19.Entire Agreement.  This Agreement constitutes the entire understanding among the parties, superseding any previous understandings, oral or written, pertaining to the subject matter contained herein.  No party has relied or will rely upon any oral or other written representation or oral or written information made or given to such party by any other party, representative of such party or anyone acting on its behalf.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Employer, by its duly authorized officers, and by Executive, as of the date first above written.

OLD DOMINION ELECTRIC COOPERATIVE

By:/s/ J. William Andrew

      Name:  J. William Andrew

      Title:  Chairman of the Board

/s/ Marcus M. Harris

Marcus M. Harris

Address: